Exhibit 5.03

[Faegre & Benson LLP Letterhead]

June 2, 2009

Public Service Company of Colorado
1225 17th Street
Denver, Colorado 80202

Re:	$400,000,000 in Aggregate Principal Amount of Public Service Company of Colorado’s 5.125% First Mortgage Bonds, Series No. 20 due 2019

Ladies and Gentlemen:

We have acted as counsel for Public Service Company of Colorado, a Colorado corporation (the “Company”), in connection with the issuance of $400,000,000 in aggregate principal amount of the Company’s 5.125% First Mortgage Bonds, Series No. 20 due 2019 (the “Bonds”).  The Bonds will be issued pursuant to the Indenture, dated as of October 1, 1993 (the “Original Indenture”), as amended and supplemented, by and between the Company and U.S. Bank Trust National Association, as successor trustee (the “Trustee”), and Supplemental Indenture No. 19, dated as of May 1, 2009, by and between the Company and the Trustee (the “Supplemental Indenture” and, together with the Original Indenture, the “Indenture”).  The Bonds will be sold pursuant to the Underwriting Agreement, dated May 28, 2009 (the “Underwriting Agreement”), by and between the Company and Credit Suisse Securities (USA) LLC, BNP Paribas Securities Corp. and Scotia Capital (USA) Inc., acting as representatives of the several underwriters named therein (collectively, the “Underwriters”).

We have examined such documents, records and instruments as we have deemed necessary or appropriate for the purposes of this opinion.

Based on the foregoing, we are of the opinion that the Bonds, when they are executed by the Company and authenticated by the Trustee in accordance with the Indenture and issued and delivered to the Underwriters against payment therefor in accordance with the terms of the Underwriting Agreement, will be entitled to the benefits of the security provided by the Indenture, subject to applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other laws affecting creditors’ rights generally from time to time in effect and subject to general equity principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

Our opinion herein is limited to the laws of the State of Colorado and to property located in the State of Colorado.

We hereby consent to the filing of this opinion as Exhibit 5.03 to the Current Report on Form 8-K dated the date hereof filed by the Company and incorporated by reference into the Registration Statement on Form S-3, as amended (Reg. No. 333-157171) (the “Registration Statement”), filed by the Company to effect the registration of the Bonds under the Securities Act of 1933 (the “Act”) and to the reference to Faegre & Benson LLP under the caption “Legal

Matters” in the prospectus constituting a part of such Registration Statement.  In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Charles D. Calvin